Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FOURTH QUARTER OPERATING INCOME OF $67 MILLION

Company reports quarterly diluted operating earnings per common share of $0.53 and annualized operating return on average common equity of 5.5%

Pembroke, Bermuda, February 7, 2012 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the fourth quarter of 2011 of $80 million, or $0.63 per diluted common share, compared with $264 million, or $1.99 per diluted common share, for the fourth quarter of 2010. Net income for the full year 2011 was $9 million, or $0.07 per diluted common share, compared with $820 million, or $6.02 per diluted common share, for 2010.

Operating income1 for the fourth quarter of 2011 was $67 million, or $0.53 per diluted common share, compared with $182 million, or $1.37 per diluted common share, for the fourth quarter of 2010. For the full year 2011, AXIS Capital reported an operating loss of $154 million, or $1.26 per diluted common share, compared with operating income of $611 million, or $4.49 per diluted common share for 2010.

[1]

Effective April 1, 2011, AXIS Capital amended its definition of operating income (loss) to exclude after-tax foreign exchange losses (gains). Accordingly, all prior period operating income, diluted operating earnings per share and operating return on average common equity amounts herein have been restated to reflect this change. The presentation of operating income (loss) available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income (loss) to net income available to common shareholders (the most directly comparable GAAP financial measure) is provided in this release, as is a discussion of the presentation of operating income (loss).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Fourth Quarter and Full Year Highlights2

•	Gross premiums written increased 5% in the quarter to $667 million and 9% for the year to $4.1 billion;

•	Net premiums earned increased 12% in the quarter to $847 million and 12% for the year to $3.3 billion;

•	Combined ratios of 100.5% and 112.3% for the quarter and year, respectively, compared to 85.6% and 88.7% in 2010;

•	Major catastrophe-related losses in the quarter included:

•	Estimated pre-tax net losses (net of reinstatement premiums) of $64 million in relation to the Thai flooding; and

•

A $75 million aggregate increase in our pre-tax net loss estimate (net of reinstatement premiums) for catastrophe events that occurred in the first three quarters of 2011, including $32 million in relation to the Japanese earthquake and tsunami and $31 million in relation to the February New Zealand earthquake (“New Zealand II”).

•

Net favorable prior year reserve development of $78 million in the quarter, pre-tax, benefiting the combined ratio by 9.2 points, compared with $81 million in the prior year quarter, benefiting the combined ratio by 10.7 points;

•	Net investment income for the quarter declined 5% to $102 million;

•	Net cash flows from operations were $199 million for the quarter and $1.2 billion for the year;

•	Operating income of $67 million for the quarter, representing an annualized operating return on average common equity of 5.5%;

•	Share repurchases under our authorized repurchase plan totaled $50 million in the quarter;

•	Diluted book value per common share of $38.08 at December 31, 2011, a 3% increase from September 30, 2011;

•	Quarterly common share dividend declared increased 4% to $0.24 per share.

[2]	All comparisons are with the same period last year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Commenting on the 2011 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “An extraordinary series of costly natural disasters, which are estimated to have cost our industry over $100 billion, took center stage in 2011. These occurred against the backdrop of a prolonged soft market at perhaps the weakest phase in its business cycle, when adequate pricing remained extremely difficult to obtain. Further, on the asset side, we experienced the persistence of abnormally low interest rates, which made low-risk investment income difficult to achieve.

“While we are unhappy with the adverse impact of these extraordinary events on our earnings, we are nonetheless pleased with the ability of our portfolio to absorb these losses without impairing our financial strength. Over the long term, we have compiled an exceptional record and I am pleased that even during such a difficult year we continued to build our Company and deliver franchise value to our shareholders.

“The eagerly awaited cyclical upturn, however, will not occur all at once. It is a cycle change, not an event change. Some business areas will continue to remain under pressure. I estimate the firming process, which has already started in some products, will be gradual, gaining ground risk by risk, product by product, geography by geography, and year by year. The current market turn may require a few years to regain the pricing eroded over the last five or six.

“As a result, AXIS will continue to proceed with steadfast caution. We are well positioned to rapidly scale up in a wide range of business lines and geographic regions as the opportunities fully arrive. We also have the underwriting expertise, the flexibility and the financial capacity to take advantage of these opportunities as positive momentum gathers and markets adjust upward. Importantly, all of us at AXIS recognize the necessity to return to profitability during the coming year. I can assure that our best endeavors will be devoted to that singular cause.”

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $521 million in the quarter, up 5% from the fourth quarter of 2010 largely driven by growth in our newer geographies (including Canada and Australia) and business lines. For the full year, gross premiums written were $2,122 million; the 11% increase from the prior year was reflective of growth in newer geographies and businesses, including our accident & health unit. Net premiums earned increased 13% and 18%, respectively, for the quarter and year. Gross premiums written growth drove these increases, with changes in our ceded reinsurance purchasing effected during the second quarter of 2010 also contributing to the year-over-year increase.

Our insurance segment reported underwriting income of $22 million for the quarter, compared to $68 million in the fourth quarter of 2010. The current quarter’s underwriting result reflected a combined ratio of 94.1% compared with 79.5% in the prior year quarter. The segment’s current accident year loss ratio increased from 50.9% in the fourth quarter of 2010 to 68.9% this quarter. Fourth quarter 2011 results included $32 million in pre-tax net losses (net of reinstatement premiums) related to the Thai floods, whereas catastrophe-related losses in 2010 were insignificant. A higher frequency of property and energy losses also contributed to the quarter-over-quarter increase in the current accident year ratio. Net favorable prior period reserve development was $29 million, or 7.8 points, this quarter compared with $34 million, or 10.5 points, in the fourth quarter of 2010. The reduction in general and administrative expenses for the quarter was the result of lower performance-related compensation costs. For the full year, underwriting income was $35 million compared with $210 million in 2010; the difference was largely attributable to a higher level of natural catastrophe activity.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $145 million for the quarter, comparable to $138 million in the fourth quarter of 2010. For the year, gross premiums written were $1,974 million, with the 8% increase from 2010 primarily driven by our motor and trade credit and bond reinsurance lines. Net premiums earned increased 11% and 8% for the quarter and year, respectively.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

The reinsurance segment reported an underwriting loss of $7 million for the quarter, compared with underwriting income of $65 million in the fourth quarter of 2010. The segment’s combined ratio increased from 84.9% in the fourth quarter of 2010 to 101.5% for the fourth quarter of 2011.

The segment’s fourth quarter 2011 and 2010 current accident year loss ratios of 85.3% and 69.3%, respectively, were both impacted by catastrophe-related losses. Fourth quarter 2011 results included estimated pre-tax net losses (net of reinstatement premiums) of $32 million related to the Thai floods. In addition, the segment’s aggregate estimated pre-tax net losses (net of reinstatement premiums) related to catastrophe events that occurred during the first three quarters of 2011 increased by $80 million; this included increases of $33 million and $31 million, respectively, related to the Japanese earthquake and tsunami and New Zealand II. Comparatively, fourth quarter 2010 results included an aggregate $41 million increase in estimated pre-tax net losses (net of reinstatement premiums) for the Chilean and New Zealand I earthquakes.

Net favorable prior period reserve development was $49 million, or 10.3 points, this quarter compared with $47 million, or 10.9 points, in the fourth quarter of 2010. The reduction in general and administrative expenses for the quarter was driven by lower performance-related compensation costs.

For the full year, our reinsurance segment reported an underwriting loss of $362 million, compared with income of $199 million for 2010. The significant increase in the level of natural catastrophe activity during 2011 was the primary driver of this variance.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Investments

Net investment income for the quarter was $102 million compared to $108 million in the prior year quarter. The decrease was primarily due to lower reinvestment yields on our fixed maturities. For the full year, net investment income decreased 11% to $362 million, primarily due to lower returns from our alternative investments and lower reinvestment yields on our fixed maturities.

For the quarter, net realized investment losses were $4 million compared to net realized investment gains of $78 million in the prior year quarter. Net realized investment gains were $121 million for the full year compared to $195 million in 2010.

Capitalization / Shareholders’ Equity

Total capitalization at December 31, 2011 was $6.4 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity.

At December 31, 2011, diluted book value per common share on a treasury stock basis was $38.08, a 3% increase from $37.06 at September 30, 2011 but a decline from $39.37 at December 31, 2010.

During the quarter, we repurchased 1.6 million common shares under our authorized repurchase plan at an average price of $31.07 per share, for a total cost of $50 million. As of February 6, 2012 we had approximately $544 million of remaining authorization for common share repurchases through December 31, 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, February 8, 2012 at 10:00 AM (Eastern) to discuss fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 2-6-7-8-2-8-0. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-0-8-3-9-3. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2011 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2011 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 (UNAUDITED) AND 2010

	2011	2010
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$10,940,100	$10,482,897
Equity securities, available for sale, at fair value	677,560	349,254
Other investments, at fair value	699,320	519,296
Short-term investments, at amortized cost	149,909	172,719

Total investments	12,466,889	11,524,166
Cash and cash equivalents	981,849	929,515
Restricted cash and cash equivalents	100,989	115,840
Accrued interest receivable	98,346	96,364
Insurance and reinsurance premium balances receivable	1,413,839	1,343,665
Reinsurance recoverable on unpaid and paid losses	1,770,329	1,577,547
Deferred acquisition costs	407,527	359,300
Prepaid reinsurance premiums	238,623	221,396
Net receivable for investments sold	3,006	—
Goodwill and intangible assets	99,590	103,231
Other assets	225,072	174,707

Total assets	$17,806,059	$16,445,731

Liabilities
Reserve for losses and loss expenses	$8,425,045	$7,032,375
Unearned premiums	2,454,462	2,333,676
Insurance and reinsurance balances payable	206,539	164,927
Senior notes	994,664	994,110
Net payable for investments purchased	151,941	20,251
Other liabilities	129,329	275,422

Total liabilities	12,361,980	10,820,761

Shareholders’ equity
Preferred shares - Series A and B	500,000	500,000
Common shares	2,125	1,934
Additional paid-in capital	2,105,386	2,059,708
Accumulated other comprehensive income	128,162	176,821
Retained earnings	4,155,392	4,267,608
Treasury shares, at cost	(1,446,986)	(1,381,101)

Total shareholders’ equity	5,444,079	5,624,970

Total liabilities and shareholders’ equity	$17,806,059	$16,445,731

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2011 AND 2010

	Three months ended		Years ended
	2011	2010	2011	2010
	(in thousands, except per share data)
Revenues
Net premiums earned	$846,753	$757,318	$3,314,961	$2,947,410
Net investment income	102,362	107,889	362,430	406,892
Other insurance related income	351	345	2,396	2,073
Net realized investment gains (losses)	(3,738)	77,772	121,439	195,098

Total revenues	945,728	943,324	3,801,226	3,551,473

Expenses
Net losses and loss expenses	583,454	383,345	2,675,052	1,677,132
Acquisition costs	157,372	124,098	587,469	488,712
General and administrative expenses	109,990	140,620	459,151	449,885
Foreign exchange gains	(17,328)	(5,120)	(44,582)	(15,535)
Interest expense and financing costs	15,616	15,690	62,598	55,876

Total expenses	849,104	658,633	3,739,688	2,656,070

Income before income taxes	96,624	284,691	61,538	895,403
Income tax expense	7,341	11,129	15,233	38,680

Net income	89,283	273,562	46,305	856,723
Preferred shares dividends	9,219	9,219	36,875	36,875

Net income available to common shareholders	$80,064	$264,343	$9,430	$819,848

Per share data
Net income per common share:
Basic net income	$0.63	$2.26	$0.08	$6.74
Diluted net income	$0.63	$1.99	$0.07	$6.02
Weighted average number of common shares outstanding - basic	126,360	117,101	122,499	121,728
Weighted average number of common shares outstanding - diluted	127,686	132,799	128,122	136,199
Cash dividends declared per common share	$0.24	$0.23	$0.93	$0.86

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE QUARTERS ENDED DECEMBER 31, 2011 AND 2010

	2011			2010
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$521,281	$145,223	$666,504	$496,744	$138,030	$634,774
Net premiums written	349,912	145,151	495,063	349,250	139,394	488,644
Net premiums earned	371,645	475,108	846,753	328,375	428,943	757,318
Other insurance related income	351	—	351	345	—	345
Net losses and loss expenses	(227,064)	(356,390)	(583,454)	(132,811)	(250,534)	(383,345)
Acquisition costs	(54,508)	(102,864)	(157,372)	(41,553)	(82,545)	(124,098)
General and administrative expenses	(68,187)	(23,015)	(91,202)	(86,633)	(31,041)	(117,674)

Underwriting income (loss)	$22,237	$(7,161)	15,076	$67,723	$64,823	132,546

Corporate expenses			(18,788)			(22,946)
Net investment income			102,362			107,889
Net realized investment gains (losses)			(3,738)			77,772
Foreign exchange gains			17,328			5,120
Interest expense and financing costs			(15,616)			(15,690)

Income before income taxes			$96,624			$284,691

Net loss and loss expense ratio	61.1%	75.0%	68.9%	40.4%	58.4%	50.6%
Acquisition cost ratio	14.7%	21.7%	18.6%	12.7%	19.2%	16.4%
General and administrative expense ratio	18.3%	4.8%	13.0%	26.4%	7.3%	18.6%

Combined ratio	94.1%	101.5%	100.5%	79.5%	84.9%	85.6%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011			2010
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$2,121,829	$1,974,324	$4,096,153	$1,916,116	$1,834,420	$3,750,536
Net premiums written	1,466,134	1,953,300	3,419,434	1,332,220	1,815,320	3,147,540
Net premiums earned	1,429,687	1,885,274	3,314,961	1,206,493	1,740,917	2,947,410
Other insurance related income	2,396	—	2,396	2,073	—	2,073
Net losses and loss expenses	(919,319)	(1,755,733)	(2,675,052)	(569,869)	(1,107,263)	(1,677,132)
Acquisition costs	(199,583)	(387,886)	(587,469)	(152,223)	(336,489)	(488,712)
General and administrative expenses	(278,147)	(103,915)	(382,062)	(276,435)	(98,001)	(374,436)

Underwriting income (loss)	$35,034	$(362,260)	(327,226)	$210,039	$199,164	409,203

Corporate expenses			(77,089)			(75,449)
Net investment income			362,430			406,892
Net realized investment gains			121,439			195,098
Foreign exchange gains			44,582			15,535
Interest expense and financing costs			(62,598)			(55,876)

Income before income taxes			$61,538			$895,403

Net loss and loss expense ratio	64.3%	93.1%	80.7%	47.2%	63.6%	56.9%
Acquisition cost ratio	14.0%	20.6%	17.7%	12.6%	19.3%	16.6%
General and administrative expense ratio	19.4%	5.5%	13.9%	23.0%	5.7%	15.2%

Combined ratio	97.7%	119.2%	112.3%	82.8%	88.6%	88.7%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME (LOSS) AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2011 AND 2010

	Quarters ended		Years ended
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Net income available to common shareholders	$80,064	$264,343	$9,430	$819,848
Net realized investment (gains) losses, net of tax(1)	3,599	(76,998)	(119,736)	(193,124)
Foreign exchange gains, net of tax(2)	(16,494)	(4,886)	(43,606)	(15,382)

Operating income (loss)	67,169	182,459	(153,912)	611,342

Net income per share - diluted	$0.63	$1.99	$0.07	$6.02
Net realized investment (gains) losses, net of tax	0.03	(0.58)	(0.93)	(1.42)
Foreign exchange gains, net of tax	(0.13)	(0.04)	(0.34)	(0.11)
Adjustment for anti-dilutive securities(3)	—	—	(0.06)	—

Operating income (loss) per share - diluted	$0.53	$1.37	$(1.26)	$4.49

Weighted average common shares and common share equivalents - diluted, for net income	127,686	132,799	128,122	136,199

Weighted average common shares and common share equivalents - diluted, for operating income (loss)	127,686	132,799	122,499	136,199

Average common shareholders’ equity	4,900,592	5,236,954	5,034,525	5,062,607

Annualized return on average common equity	6.5%	20.2%	0.2%	16.2%

Annualized operating return on average common equity	5.5%	13.9%	(3.1%)	12.1%

(1)	Tax (cost) benefit of $140 and ($774) for the quarters ended December, 31 2011 and 2010, respectively, and ($1,703) and ($1,974) for 2011 and 2010, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
(2)	Tax cost of $834 and $234 for the quarters ended December, 31 2011 and 2010, respectively, and $976 and $153 for 2011 and 2010, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
(3)	For operating loss per share purposes, we have excluded the impact of otherwise anti-dilutive securities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income (loss), which is a “non-GAAP financial measure” as defined in Regulation G. Operating income (loss) represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange losses (gains). A reconciliation of operating income (loss) to the most directly comparable GAAP financial measure, net income available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings (loss) per share - represents operating income (loss) divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income (loss) for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income (loss)”, in total and on a per share basis, and “annualized operating return on average common equity” which is based on the “operating income (loss)” measure.

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange losses (gains) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange losses (gains) reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude realized gains (losses) and foreign exchange losses (gains) from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com